SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                        Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reports): June 11, 1998


                     DATA TRANSMISSION NETWORK CORPORATION
-------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


        Delaware                    0-15405                        47-0669375
----------------------------     -------------                   --------------
(State or other jurisdiction      (Commission                    (IRS Employer
 of incorporation)                File Number)                   Identification
                                                                 Number)

9110 West Dodge Road, Suite 200, Omaha, Nebraska                       68114
------------------------------------------------                     ----------
   (Address of principal executive offices)                          (Zip Code)


Registrant's telephone number, including area code:  (402) 390-2328













This 8-K consists of 4 pages.  The Exhibit Index is on page 3.

Item 5.   Other Events.
------    ------------

         On June 11, 1998, the registrant announced an agreement to lease space on a more powerful satellite with a larger geographic footprint to replace the Galaxy IV satellite previously used by the registrant which failed on May 20, 1998. The registrant also announced its estimate of the non-recurring expenses associated with the failure of the Galaxy IV satellite. Details of such announcement are contained in the news release issued by the registrant on June 11, 1998, a copy of which is filed as an Exhibit to this Form 8-K.

Item 7.   Financial Statements and Exhibits.
------    ---------------------------------

          (c)  Exhibits

               99.1 News release of Data Transmission Network Corporation dated June 11, 1998.

                                   Signatures
                                   ----------

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:    June 12, 1998.

                                   DATA TRANSMISSION NETWORK CORPORATION


                                   By: /s/ Brian L. Larson
                                       ----------------------------------------
                                        Brian L. Larson
                                        Vice President, Chief Financial Officer
                                        Secretary and Treasurer

                                 EXHIBIT INDEX

                                                            Page Number
                                                           In Sequential
     Exhibit                                                 Numbering
       No.                                                     System
     -------                                               -------------

      99.1     News release of Data Transmission Network          4
               Corporation dated June 11, 1998.

                                  EXHIBIT 99.1

News release of Data Transmission Network Corporation dated June 11, 1998.

June 11, 1998

DTN Announces Agreement To Lease More Powerful, Larger "Footprint" Satellite.

         OMAHA, NEB -- Data Transmission Network Corporation (DTN) announced today an agreement with its satellite provider to lease space on a newer, more powerful satellite with a larger geographic footprint. According to Scott Fleck, DTN Vice President and Director of Engineering, "This new satellite is the best possible solution. It is arguably the best bird out there, with a geographic footprint much larger than most data delivery satellites. With one hundred watts of power, DTN subscribers will experience improved satellite reception."

         On Wednesday morning, May 20, 1998, nearly all of DTN's 160,000 subscribers were unable to receive their data service due to loss of control of the Galaxy IV satellite by PanAmSat. In a press release issued by PanAmSat, Robert Bednarek, Senior Vice President and Chief Technology Officer, indicated that the loss of the on-board spacecraft control processors caused the satellite to lose its fixed orientation to earth.

         On Wednesday afternoon, May 20, solutions were available to restore service for the majority of DTN's subscribers. By late afternoon on Thursday, May 21, solutions were available for all subscribers.

         Brian Larson, DTN's Chief Financial Officer, stated, "The non-recurring expenses associated with the failure of the Galaxy IV satellite and subscriber conversions will be recorded in the second quarter ending June 30, 1998. The Company will take a pre-tax charge in the second quarter of 1998 associated with these unusual non-recurring costs of approximately $5.8 Million."

         Greg Sloma, DTN President and Chief Operating Officer, said, "Although a large cloud has passed overhead, the silver lining appears to be the significant geographic footprint and increased power of the new satellite." DTN's new satellite allows the Company to reach new areas such as Mexico, Alaska and Hawaii. The Company offers products geared toward customers in these areas that it was unable to reach with its former satellite. Long term, Mr. Sloma indicated, "Although we have incurred significant costs to transition from the old satellite to the new, we are confident this satellite will allow us to provide service to a much larger geographic area with significantly improved service to the customer."

         Data Transmission Network Corporation (NASDAQ: DTLN) in Omaha, Nebraska, is an innovative information and communication provider for the agricultural, energy, farm implement, financial, mortgage, produce, golf, turf management, construction, aviation, automotive, emergency management and weather-related industries. DTN is committed to providing current, comprehensive and affordably priced information including weather, news, quotes, market analysis and commentary to more than 160,000 subscribers in the U.S. and Canada via all relevant distribution technologies.

          Visit the DTN Web site for company and investor information at www.dtn.com.